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                                                             Exhibit h-2



                      NEW ENGLAND ENERGY INCORPORATED
                 Statements of Income and Retained Deficit
                   For the Quarter Ended March 31, 1997
                    (Unaudited, Subject to Adjustment)
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                                         Old Program              New Program              Combined
                                         -----------              -----------              --------
Operating revenue:
  Sales of fuel to an affiliate            $ 15,595,909$          -$ 15,595,909
  Loss passed on to an affiliate             (9,334,557)          -  (9,334,557)
  Accrued loss to be passed on to an affiliate6,590,938           -   6,590,938
  Sales to nonaffiliates:
    Oil                                       1,567,245         198   1,567,443
    Gas                                      13,345,108       6,448  13,351,556
                                           ------------------------------------
       Total operating revenue               27,764,643       6,646  27,771,289
                                           ------------------------------------
Operating expenses:
  Purchases of fuel for an affiliate          6,261,352           -   6,261,352
  Amortization of cost of fuel reserves      20,435,697           -  20,435,697
  Production costs                            1,253,834     (16,530)  1,237,304
                                           ------------------------------------
       Total operating expenses              27,950,883     (16,530) 27,934,353
                                           ------------------------------------
       Operating income/(loss)                 (186,240)     23,176    (163,064)

Other income/(expense):
  Interest income                                     -           -           -
  Interest expense                             (573,212)          -    (573,212)
 Other expense                                  (20,672)          -     (20,672)
 State taxes                                   (760,500)          -    (760,500)
                                           ------------------------------------
Operating and other income/(loss)            (1,540,624)     23,176  (1,517,448)
                                           ------------------------------------
Federal income taxes:
  Current federal income taxes                9,793,960       8,100   9,802,060
  Deferred federal income taxes             (10,962,500)          - (10,962,500)
                                           ------------------------------------
       Net federal income taxes              (1,168,540)      8,100  (1,160,440)
                                           ------------------------------------

   Net income                                  (372,084)     15,076    (357,008)

Retained deficit at beginning of period      (8,999,457)(15,707,186)(24,706,643)
                                           ------------------------------------
Retained deficit at end of period          $ (9,371,541)           $(15,692,110)        $(25,063,651)
                                           ============            ============         ============

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